Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

BLUE CUBE SPINCO INC

ARTICLE I

Name

The name of the corporation is Blue Cube Spinco Inc. (the “Corporation”).

ARTICLE II

Registered Office and Registered Agent

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street. Wilmington, Delaware 19801. The name of the registered agent of the Corporation at such address is Corporation Trust Center.

ARTICLE III

Corporate Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the DGCL).

ARTICLE IV

Capital Stock

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 500, all of which shall be shares of Common Stock, par value $0.001 per share.

ARTICLE V

Directors

(1) Elections of directors of the Corporation need not be by written ballot, except and to the extent provided in the bylaws of the Corporation.

(2) To the fullest extent permitted by the DGCL as it now exists and as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE VI

Bylaws

The directors of the Corporation shall have the power to adopt, amend or repeal bylaws.

ARTICLE VII

Amendment

The Corporation reserves the right to amend, alter, change or repeal any provision of this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all the provisions of this Certificate of Incorporation and all rights conferred on stockholders, directors, officers and other persons in this Certificate of Incorporation are subject to this reserved power.

ARTICLE VIII

Incorporator

The name and mailing address of the sole incorporator of the Corporation is as

Name	Mailing Address
Daniel Dub	2030 Dow Center
Midland, Michigan 48674

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the DGCL, do make this Certificate of Incorporation, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 13th day of March, 2015.

/s/ Daniel Dub
Daniel Dub